Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Record Second Quarter 2017 Financial Results

- Q2 2017 Sales Revenue up 27.3% Over the Same Period in 2016 -

- Q2 2017 Net Income up 11.3% Over the Same Period in 2016 -

- Increasing 2017 Guidance -

Goleta, California, August 3, 2017 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three-month period ended June 30, 2017.

Second Quarter 2017 Highlights

•	Record total revenue of $64.1 million, up 17.5% over the same period in 2016
▪	Sales revenue of $58.0 million, up 27.3% over the same period in 2016
▪	Rental revenue of $6.1 million, down 32.3% from the same period in 2016
•	Net income of $8.3 million, reflecting an 11.3% increase over the same period in 2016 and a 13.0% return on revenue
•	Adjusted EBITDA of $14.4 million, representing 5.6% growth over the same period in 2016 and a 22.4% return on revenue (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Total units sold were 32,400, an increase of 7,300 or 29.1%, over the same period in 2016, reflecting the strong consumer demand for the Company’s products across all sales channels

“The second quarter of 2017 was a strong quarter for us, particularly in our domestic business-to-business and direct-to-consumer channels, and we are proud of our success in driving demand for our innovative oxygen concentrators,” said Chief Executive Officer, Scott Wilkinson. “We are executing on our strategic initiatives and remain focused on increasing adoption of our best-in-class product offerings across all of our channels. During the second quarter, we worked to integrate our European distributor, MedSupport Systems B.V., after acquiring it in May 2017. We also broadened market access by receiving the EC Certificate for European conformity of our Inogen One G4 product, signed a lease for our expansion site in Ohio to support growth in our domestic direct-to-consumer sales channel, and successfully launched our new customer relationship management (CRM) system in June 2017, which we believe will improve productivity across our sales, billing, and customer service teams long-term.”

Second Quarter 2017 Financial Results

Total revenue for the three months ended June 30, 2017 rose 17.5% to $64.1 million from $54.6 million in the same period in 2016. Domestic business-to-business sales exceeded our expectations and grew 32.2% over the same period in 2016, primarily driven by continued strong demand from traditional home medical equipment providers and our private label partner. International business-to-business sales in the second quarter of 2017 grew 13.9% over the comparative period in 2016, primarily due to demand from our partners in Europe. Direct-to-consumer sales rose 33.3% over the same period in 2016, ahead of our expectations.  Rental revenue decreased 32.3% from the same period in 2016, primarily due to the declines in rental reimbursement rates and our strategic focus on sales versus rentals. Rental revenue declined to 9.5% of total revenue in the second quarter of 2017 from 16.5% of total revenue in the second quarter of 2016.

Total gross margin was 49.2% in the second quarter of 2017 versus 48.0% in the comparative period in 2016. Sales gross margin was 51.8% in the second quarter of 2017 versus 49.4% in the second quarter of 2016. The sales gross margin percentage improvement was primarily associated with lower cost of goods sold per unit, mostly due to lower materials costs. Rental gross margin was 25.0% in the second quarter of 2017 versus 41.0% in the second quarter of 2016. The decrease in rental gross margin was primarily due to lower net revenue per rental patient, mostly driven by reimbursement rate reductions and partially offset by lower cost of rental revenue primarily associated with lower depreciation and servicing costs.

Total operating expense increased to $23.1 million, or 36.0% of revenue, in the second quarter of 2017 versus $18.2 million, or 33.3% of revenue, in the second quarter of 2016. The second quarter of 2016 included a $1.0 million benefit in general and administrative expense for a litigation settlement that did not recur in the second quarter of 2017.

Operating expense included research and development expense of $1.3 million in the second quarter of 2017, which was consistent with $1.4 million in the comparative period in 2016.  Sales and marketing expense increased to $11.9 million in the second quarter of 2017 versus $9.6 million in the comparative period in 2016, primarily due to increased advertising expense and increased personnel-related expenses due to salesforce additions. General and administrative expense increased to $9.9 million in the second quarter of 2017 versus $7.2 million in the comparative period in 2016, primarily due to a $1.0 million litigation settlement benefit recognized in the second quarter of 2016 that did not recur in the second quarter of 2017, increased bad debt expense and increased patent defense legal costs.

Net income for the second quarter of 2017 increased 11.3% to $8.3 million from $7.5 million in the second quarter of 2016, or $0.38 per diluted common share compared to $0.36 in the second quarter of 2016.  In the second quarter of 2017, Inogen’s effective tax rate was 9.0% compared to 6.8% in the second quarter of 2016.

During the fourth quarter of 2016, the Company elected to early adopt Accounting Standards Update (ASU) No. 2016-09, Compensation – Stock Compensation. In the second quarter of 2017, excess tax benefits recognized from stock-based compensation decreased the provision for income taxes by $2.5 million and the effective tax rate by 27.2%, as compared to the U.S. statutory rate.  In the second quarter of 2016, excess tax benefits recognized from stock-based compensation decreased the provision for income taxes by $2.4 million and the effective tax rate by 29.3%, as compared to the U.S. statutory rate.

Adjusted EBITDA for the three months ended June 30, 2017 rose 5.6% to $14.4 million from $13.6 million in the second quarter of 2016.

Cash, cash equivalents, and marketable securities were $144.2 million as of June 30, 2017 compared to $128.2 million as of March 31, 2017, an increase of $16.0 million in the second quarter of 2017.

Financial Outlook for 2017

Inogen is increasing its guidance range for full year 2017 revenue to $239 to $243 million, which represents year-over-year growth of 17.8% to 19.8%, and compares to previous guidance of $233 to $239 million.  The Company expects direct-to-consumer sales and domestic business-to-business sales to be our strongest growing channels and to have similar growth rates, and international business-to-business sales to have a more modest growth rate where the market penetration strategy is expected to be primarily focused on the European markets.  Inogen expects rental revenue to decline in 2017 compared to 2016 by approximately 30% based on lower average rental revenue per patient and a focus on sales versus rentals.

Inogen is increasing its guidance range for full year 2017 net income and Adjusted net income to $25 to $27 million, which represents 21.8% to 31.6% year-over-year growth, and compares to previous guidance of $22 to $24 million.  Inogen estimates that the adoption of ASU No. 2016-09 will lead to a decrease in provision for income taxes of approximately $8.0 million in 2017 based on forecasted stock activity, which will continue to lower its effective tax rate.  Excluding the $8.0 million decrease in provision for income taxes expected in 2017, the Company expects an effective tax rate of approximately 36% compared to its previous expectations of 37%.  After giving effect to ASU No. 2016-09, the Company expects an effective tax rate including stock compensation deductions to vary quarter-to-quarter depending on the amount of pre-tax net income and on the timing and size of stock option exercises.

Inogen is narrowing its guidance range for full year 2017 Adjusted EBITDA to $48 to $50 million, which represents year-over-year growth of 10.6% to 15.2%, and compares to previous guidance of $46 to $50 million.

Inogen continues to expect net positive cash flow for 2017 with no additional equity capital required to meet its current operating plan.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (888) 317-6016 for domestic callers or (412) 317-6016 for international callers. Please reference Inogen (INGN) to join the call. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning August 3, 2017 at 3:30pm PT/6:30pm ET through 3:30pm PT/6:30pm ET on August 10, 2017. To access the replay, dial (877) 344-7529 or (412) 317-0088 and reference Access Code: 10110783. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth opportunities; expectations that rental revenue will decline in 2017; expectations of growth in the direct-to-consumer, domestic business-to-business and international sales channels; the expected impact of ASU No. 2016-09; expectations of improved long-term productivity resulting from the implementation of the new CRM system; and financial guidance for 2017, including revenue, net income, Adjusted net income, Adjusted EBITDA, net cash flow, effective tax rates and tax benefit adjustments, and the need for equity financing. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates, including private payor reductions and reductions in connection with competitive bidding and the Center for Medicare and Medicaid Services (CMS) rules; the possible loss of key employees, customers, or suppliers; risks related to Inogen’s ability to integrate acquired business; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Annual Report on Form 10-K for the year ended December 31, 2016 and in Inogen’s subsequent reports on Form 10-Q and Form 8-K, including Inogen's Quarterly Report on Form 10-Q for the period ended June 30, 2017 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and six months ended June 30, 2017 and June 30, 2016. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

ir@inogen.net

805-562-0500 ext. 7

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Consolidated Balance Sheets
(amounts in thousands)

	June 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$114,711	$92,851
Marketable securities	29,498	21,033
Accounts receivable, net	34,803	30,828
Inventories, net	15,920	14,343
Deferred cost of revenue	385	398
Income tax receivable	1,500	433
Prepaid expenses and other current assets	2,030	1,659
Total current assets	198,847	161,545
Property and equipment, net	21,961	25,199
Goodwill	2,253	—
Intangible assets, net	1,684	241
Deferred tax asset - noncurrent	25,992	26,654
Other assets	493	410
Total assets	$251,230	$214,049
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$21,981	$12,795
Accrued payroll	4,603	6,123
Warranty reserve - current	1,962	1,688
Deferred revenue - current	3,585	2,239
Income tax payable	59	—
Total current liabilities	32,190	22,845
Warranty reserve - noncurrent	2,691	1,792
Deferred revenue - noncurrent	7,924	7,042
Deferred tax liability - noncurrent	400	—
Other noncurrent liabilities	248	282
Total liabilities	43,453	31,961
Stockholders' equity
Common stock	21	20
Additional paid-in capital	205,883	194,466
Retained earnings (accumulated deficit)	1,907	(12,363)
Accumulated other comprehensive loss	(34)	(35)
Total stockholders' equity	207,777	182,088
Total liabilities and stockholders' equity	$251,230	$214,049

Consolidated Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue
Sales revenue	$58,038	$45,578	$104,004	$78,389
Rental revenue	6,083	8,989	12,617	19,167
Total revenue	64,121	54,567	116,621	97,556
Cost of revenue
Cost of sales revenue	27,993	23,046	49,906	39,553
Cost of rental revenue, including depreciation of $2,522 and $2,908 for the three months ended and $5,211 and $5,855 for the six months ended, respectively	4,561	5,306	9,404	10,509
Total cost of revenue	32,554	28,352	59,310	50,062
Gross profit	31,567	26,215	57,311	47,494
Operating expense
Research and development	1,260	1,379	2,569	2,547
Sales and marketing	11,945	9,576	22,474	18,541
General and administrative	9,865	7,241	18,200	15,110
Total operating expense	23,070	18,196	43,243	36,198
Income from operations	8,497	8,019	14,068	11,296
Other income (expense)
Interest expense	—	(2)	—	(5)
Interest income	146	36	247	65
Other income (expense)	523	(11)	730	86
Total other income, net	669	23	977	146
Income before provision for income taxes	9,166	8,042	15,045	11,442
Provision for income taxes	828	550	775	1,429
Net income	$8,338	$7,492	$14,270	$10,013
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	197	—	197	—
Change in net unrealized gains (losses) on foreign currency hedging	(300)	63	(246)	(35)
Less: reclassification adjustment for net (gains) losses included in net income	49	44	(8)	50
Total net change in unrealized gains (losses) on foreign currency hedging	(251)	107	(254)	15
Change in net unrealized gains (losses) on available-for-sale investments	(6)	9	58	20
Total other comprehensive income (loss), net of tax	(60)	116	1	35
Comprehensive income	$8,278	$7,608	$14,271	$10,048

Basic net income per share attributable to common stockholders (1)	$0.40	$0.38	$0.69	$0.50
Diluted net income per share attributable to common stockholders (1)	$0.38	$0.36	$0.66	$0.48
Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	20,622,320	19,972,395	20,556,293	19,900,032
Diluted common shares	21,848,359	20,997,429	21,731,592	20,931,802

(1) Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue by region and category
Business-to-business domestic sales	$21,154	$15,996	$38,615	$25,474
Business-to-business international sales	14,919	13,098	26,342	23,063
Direct-to-consumer domestic sales	21,965	16,484	39,047	29,852
Direct-to-consumer domestic rentals	6,083	8,989	12,617	19,167
Total revenue	$64,121	$54,567	$116,621	$97,556
Additional financial measures
Units sold	32,400	25,100	58,000	42,100
Net rental patients as of period-end	32,300	33,600	32,300	33,600

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Information
(unaudited)
(in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
Non-GAAP EBITDA and Adjusted EBITDA	2017	2016	2017	2016
Net income	$8,338	$7,492	$14,270	$10,013
Non-GAAP adjustments:
Interest expense	—	2	—	5
Interest income	(146)	(36)	(247)	(65)
Provision for income taxes	828	550	775	1,429
Depreciation and amortization	3,117	3,426	6,321	6,874
EBITDA (non-GAAP)	12,137	11,434	21,119	18,256
Stock-based compensation	2,216	2,156	4,107	3,451
Adjusted EBITDA (non-GAAP)	$14,353	$13,590	$25,226	$21,707

	Three months ended		Six months ended
	June 30,		June 30,
Non-GAAP Adjusted net income	2017	2016	2017	2016
Net income	$8,338	$7,492	$14,270	$10,013
Non-GAAP adjustments:
Tax benefit adjustments	—	—	—	—
Adjusted net income (non-GAAP)	$8,338	$7,492	$14,270	$10,013

	Three months ended		Six months ended
	June 30,		June 30,
Non-GAAP Operating expense	2017	2016	2017	2016
Operating expense	$23,070	$18,196	$43,243	$36,198
Non-GAAP adjustments:
Litigation settlement benefit, net [1]	66	1,000	118	20
Operating expense, excluding certain operating expenses (non-GAAP)	$23,136	$19,196	$43,361	$36,218

	Three months ended		Six months ended
	June 30,		June 30,
Non-GAAP - Sales, General & Administrative (SG&A) expense	2017	2016	2017	2016
SG&A expense	$21,810	$16,817	$40,674	$33,651
Non-GAAP adjustments:
Litigation settlement benefit, net [1]	66	1,000	118	20
SG&A expense, excluding certain operating expenses (non-GAAP)	$21,876	$17,817	$40,792	$33,671

1 Consists of a patent litigation settlement benefit partially offset by a litigation expense associated with a labor law class-action lawsuit that was accrued in the first quarter of 2016.